EXHIBIT 10.2

This Agreement is made and entered into as of this 17th day of July, 2002 by and between ("Company"), a corporation, and Lou Hilford ("Contractor"). In consideration of the mutual promises contained herein, the parties hereto agree as follows:

1. Company hereby retains Contractor and Contractor agrees to provide Company with management services under and subject to all of the terms, conditions and provisions hereof.

2. Contractor hereby agrees to provide the services of Chief Operating Officer ("COO") to Company during the term hereof. COO shall render his services to Company by and subject to the instruction and direction of Company's Board of Directors or the Board's designated management to whom COO and other employees of Contractor shall report. Contractor shall additionally have responsibility for public relations and promotional activities.

3. It is expressly understood by all parties hereto that throughout the term hereof, COO will diligently devote such time and best efforts as is reasonably required to Company's business in the performance of his services and will perform his services conscientiously, efficiently and to the best of his ability. Except as otherwise set forth herein or in other agreements with Company, nothing contained in this Agreement shall preclude COO from engaging in other business activities provided that said activities do not interfere with the performance of his duties and responsibilities for Company.

4. In consideration for the management services to be rendered by Contractor, Company shall compensate Contractor in an amount equal to $3,000 CAD per month, payable on the last business day of each month.

5. With the exception of the services of COO and upon presentation of evidence satisfactory in form and substance to Company, Company shall reimburse Contractor for the actual cost of all out-of-pocket expenses relating to the position of COO, and any other costs agreed to between the parties to this Agreement. Unless otherwise agreed, reimbursement due Contractor pursuant to this shall be paid on or before the last business day of the calendar month during which such expenses are incurred.

6. This Agreement may be terminated by Company or Contractor upon ninety (90) days prior written notice to the other party. Accrued and unpaid compensation due Contractor as of the date of termination payable pursuant to this agreement shall be paid within 10 days following the date of termination.

7. This Agreement may, at the option of Company be immediately terminated, without prior notice, upon the death of COO or if COO shall be rendered incapable by illness or any other valid cause from complying with the terms, conditions and provisions on his part to be kept, observed and performed pursuant to this agreement for a period of time which Company determines to be unreasonable. In the event of termination under this paragraph, the termination shall be effective as of the date of notice of termination. Accrued and unpaid compensation due Contractor as of the date of such death or disability pursuant to this agreement herein shall be paid within 10 days following the date of death or disability.

8. Company shall have the option to terminate this Agreement for cause, immediately upon notice to Contractor, upon the occurrence of any of the following events:

(a) Contractor materially breaches any of the terms or provisions of this Agreement;
(b) COO habitually neglects his duties as contemplated under this Agreement; or
(c) COO is convicted of a felony or a misdemeanor involving moral turpitude.

If this Agreement is terminated for cause as herein provided, accrued and unpaid compensation due Contractor as of the date of termination pursuant to this agreement shall be paid within 10 days following the date of termination.

9. In connection with Contractor's activities on behalf of Company, Contractor has had access and may in the future continue to have access to certain proprietary or confidential information and trade secrets of Company. Contractor recognizes the proprietary and sensitive nature of such confidential information and trade secrets. Contractor agrees to preserve and maintain all such information in strict confidence during the period he/she provides services to Company and as long thereafter as such information is confidential or proprietary to Company and Contractor agrees that he/she will not use, disclose, or in any other way use or disseminate such information except as authorized in writing by duly authorized representatives of Company. Contractor agrees not to use, divulge or disclose, directly or indirectly, to any person or organization any trade secrets or confidential information affecting or relating to Company's business. Such information includes, but is not limited to company information regarding sources of information, client lists, unique internal procedures relating to the operation of Company, methods of operation, advertising and pro-motional techniques, statistics, marketing and sales plans and programs, financial information, proposals, costs, pricing information, concepts and ideas not publicly released by Company, compilations of information, records, specifications and manuals owned by Company and are regularly used in the operation of Company's business, computer programs and related source and object codes. The parties agree that the foregoing are important, material, and confidential trade secrets and affect the successful conduct of Company's business, and its goodwill.

10. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the Province of British Columbia. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in connection with that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

11. No claim, demand, action, proceeding, arbitration, litigation, hearing, motion or lawsuit arising herefrom or with respect hereto shall be commenced or prosecuted in any jurisdiction other than in the Province of British Columbia, and any judgment, determination, finding or conclusion reached or rendered in any other jurisdiction shall be null and void between the parties hereto.

12. The parties hereto agree that this Agreement constitutes the entire and exclusive agreement between them pertaining to the subject matter contained in it, and supersedes all prior or contemporaneous agreements, oral or written, conditions, representations, warranties, proposals and understandings of the parties pertaining to such subject matter.

13. The provisions of this Agreement inure to the benefit of and are binding on the successors and assigns of Company and the successors and assigns of Contractor.

14. Should any paragraph or provision of this Agreement be held to be void, invalid or inoperative, it shall not affect any other paragraph or provision hereof, and the remainder of this Agreement shall be effective as though such void, invalid, or inoperative paragraph or provision had not been contained herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


iRV, INC.



per:     /s/ Thomas E. Mills                        /s/ Lou Hilford
         Thomas E. Mills                            Lou Hilford
         Chief Executive Officer